Exhibit 19.1
Effective as of February 11, 2025

INTEGRAL AD SCIENCE HOLDING CORP.
INSIDER TRADING POLICY
PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Integral Ad Science Holding Corp. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of the Company and its subsidiaries, and such other individuals and entities as described under “Transactions by Family Members and Others” and “Transactions by Entities That You Influence or Control.” The Company may also determine that other persons should be subject to this Policy, such as independent contractors or consultants who have access to material nonpublic information.

Please direct any questions or requests as to any of the matters discussed in this Policy to the Chief Legal Officer of the Company. The Chief Legal Officer is generally responsible for the administration of this Policy. The Chief Legal Officer may select others to assist with the execution of his or her duties.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to all transactions involving the Company’s securities (collectively referred to in this Policy as “Company Securities”), including purchases, sales and bona fide gifts of the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

This Policy also applies to transactions in the securities of other companies with which the Company does business, including a customer or supplier of the Company, or that are involved in a potential transaction or business relationship with the Company, as to which you possess material nonpublic information obtained in the course of your service to this Company.

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

It is also your responsibility to help enforce this Policy. You should be alert to possible violations and should promptly report violations or suspected violations of this Policy:

1.Via Internet at http://integralads.ethicspoint.com or electronic mail to legal@integralads.com;

2.Via telephone at the telephone number specified in the Company’s whistleblower website, http://integralads.ethicspoint.com;

3.Via regular mail to the Chief Legal Officer at the Company’s mailing address located at 12 E 49th Street, 20th Floor , New York, NY 10017; or

4.By any other method permitted by law.

Reports may be made anonymously or by identifying oneself. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. All reports, whether identified or anonymous, will be treated confidentially to the extent consistent with applicable law.

STATEMENT OF POLICY

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Chief Legal Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans and Certain Other Transactions” and “Rule 10b5-1 Plans”;

2.Recommend the purchase or sale of any Company Securities;

3.Disclose, including on the internet, material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) may engage in transactions involving the securities of any other company with which the Company does business, including a customer or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company, if such person, in the course of working for the Company, becomes aware of material nonpublic information about that company except, in each case, as otherwise specified in this Policy under the headings “Transactions Under Company Plans and Certain Other Transactions,” and “Rule 10b5-1 Plans.”

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•Operational metrics, such as customer count, average revenue per customer, net revenue retention;

•A pending or proposed merger, acquisition or tender offer;

•A pending or proposed acquisition or disposition of a significant asset;

•A pending or proposed joint venture;

•A Company restructuring;

•Significant related party transactions;

•A change in dividend policy, the declaration of a stock split, or an offering of additional securities, or other events regarding Company Securities;

•Bank borrowings or other financing transactions out of the ordinary course;

•The establishment of a repurchase program for Company Securities;

•A change in the Company’s pricing or cost structure;

•Major marketing changes;

•A change in senior management;

•A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•Development of a significant new product, process, or service;

•Developments regarding customers, partners or suppliers, such as contract wins or losses;

•Significant events concerning the Company’s physical assets;

•Pending or threatened significant litigation, or the resolution of such litigation;

•Regulatory approvals or changes in regulations and any analysis of how they affect the Company;

•Impending bankruptcy or the existence of severe liquidity problems;

•Significant cybersecurity incidents; and

•The imposition of a ban on trading in Company Securities or the securities of another company.

If you are unsure whether information is material, you should either consult the Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend trading in securities to which that information relates or assume that the information is material.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement after the close of trading on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you or your Family Members influence or control, including any corporations, partnerships or trusts, in each case other than VEP Group, LLC and any of its affiliated investment funds (collectively referred to as “ Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS AND CERTAIN OTHER TRANSACTIONS

This Policy does not apply in the case of the following transactions, except as specifically noted:

1.Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which you have previously elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements . This Policy does apply, however, to the underlying sale of the stock or to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Restricted Stock, Restricted Stock Unit and Market Stock Unit Awards. This Policy does not apply to (i) the vesting of restricted stock (“RSAs”), restricted stock units (“RSUs”), market stock units (“MSUs”) or similar awards, (ii) the exercise of a tax withholding right pursuant to which you have previously elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such securities; or (iii) the mandatory and automatic sale of the number of shares necessary to satisfy tax withholding requirements by a broker designated by the Company on behalf of employee in connection with the vesting of such securities pursuant to the Company’s mandatory sell-to-cover policy. To facilitate compliance with this Policy, as long as permitted by the applicable equity agreement or Company equity plan, all tax withholding requirements with respect to RSAs, RSUs and MSUs shall be satisfied by “sell-to-cover.” The Policy does apply, however, to any market sale of the shares received upon the vesting of RSAs, RSUs, MSUs or similar securities.

3. 401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan, if any, resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply,(however, to certain elections you may make under the 401(k) plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.Employee Stock Purchase Plan (“ESPP”). This Policy does not apply to purchases of Company Securities in any employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in such plan. This Policy does apply, however, to your initial election to participate in such plan, changes to your election to participate in such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to such plan.

5.Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under any Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to such dividend reinvestment plan, and to your election to participate in the plan or change your level of participation in such plan. This Policy also applies to your sale of any Company Securities purchased pursuant to such plan.

6.Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

7.Mutual Funds. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

8.Stock Splits, Stock Dividends and Similar Transactions. The trading restrictions under this Policy do not apply to a change in the number of Company Securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

9.Change in Form of Ownership. Transactions that involve merely a change in the form in which you own Company Securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits directors, officers and other employees from engaging in such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”

PRE-CLEARANCE AND BLACKOUTS

The Company has established the additional procedures set forth below in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. The individuals listed on Schedule I (“Covered Senior Persons”) may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer. A request for pre-clearance should be submitted to the Chief Legal Officer at equity@integralads.com at least five (5) business days in advance of the proposed transaction. The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file an appropriate Form 144, if necessary, at the time of any sale.

If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the Chief Legal Officer following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the Chief Legal Officer.

Quarterly Blackout Periods. Covered Senior Persons may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen calendar days prior to the end of each fiscal quarter and ending after the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full trading day following the public release of the Company’s quarterly earnings and ending fourteen days prior to the close of the next fiscal quarter.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Legal Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Legal Officer, Covered Senior Persons and others should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Legal Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Legal Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

No “Safe Harbors.” There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a Blackout Period is not in effect, you may be prohibited from engaging in transactions involving the Company Securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans and Certain Other Transactions.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5 -1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b-5 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy.

To comply with the Policy, the adoption, modification, or early termination of a Rule 10b5-1 Plan must be approved by the Chief Legal Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into or modified only (i) at a time when the person entering into the plan is not aware of material nonpublic information and (ii) in the case of Covered Senior Persons, during an open “Window Period.” Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance (including by use of a formula) or delegate discretion on these matters to an independent third party in accordance with the requirements of Rule 10b5-1.

Any Rule 10b5-1 Plan must be submitted for approval at least five (5) days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications or terminations thereof must be submitted for approval at least five (5) days prior to the consummation of such actions. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Once a Rule 10b5-1 Plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.

A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s

Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as authorities in foreign jurisdictions.

Punishment for insider trading violations is severe and could include significant civil and criminal fines and imprisonment.

The federal securities laws also impose potential liability on companies and individual directors, officers and other supervisory personnel or “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. The penalty for “controlling person liability” includes civil fines, as well as potential criminal fines. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.

If the Company has a reasonable basis to conclude that an employee, officer, director, independent contractors or consultant has failed to comply with this Policy, such person may be subject to disciplinary action by the Company, up to and including dismissal for cause if the person is an employee or officer, or subject to termination of services if the person is a director, independent contractor or consultant, regardless of whether or not failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent or stock plan administrator to enforce compliance with this Policy.

Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations under Section 16 (“Section 16”) of the Exchange Act. Section 16, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons. The Company has determined that those persons listed on Schedule II are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. The Chief Legal Officer may amend Schedule II from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures. Schedule II is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule II, you may be subject to Section 16 reporting obligations because of your shareholdings, for example. Note that officers, as referred to in this section, refer to the specific definition of “officers” in Section 16.

If you are listed on Schedule II, the Section 16 reporting requirements and “short-swing” profit disgorgement provisions may continue to apply to you up to six months after your termination of employment or services. As a result, persons listed on Schedule II should consult with the

Company’s Chief Legal Officer about any continuing Section 16 obligations after the termination of employment or services.

Notification Requirements to Facilitate Section 16 Reporting. To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company Securities, including gifts, transfers and transactions pursuant to a Rule 10b5-1 trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution of such transactions.

Personal Responsibility. The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer, who can be reached by e-mail at legal@integralads.com.

ADDITIONAL INFORMATION

Acknowledgment. Each director, officer and employee, and such agents of the Company, are required to acknowledge that he or she understands this Policy.

Amendments. We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading is available at the Company’s Employee Hub and may also be obtained by contacting the Chief Legal Officer.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

SCHEDULE I

INDIVIDUALS SUBJECT TO QUARTERLY BLACKOUT PERIODS AND PRE-CLEARANCE REQUIREMENTS

•All members of the Board
•All executive officers of the Company
•All employees of the Company at the level of Senior Vice President and above
•All members of any designated working group with access to sensitive data
•All employees at the levels of Director, Senior Director, or Vice President (or the equivalent thereof) with access to sensitive data
•All members of the Financial Planning and Analysis Department
•All members of the Accounting Department with access to sensitive data
•All members of the Legal Department with access to sensitive data
•All members of the Business Development Department with access to sensitive data
•All members of the Communications team with access to sensitive data
•All members of the Investor Relations team
•All members of the Sales Operations Department with access to sensitive data
•All members of the Business Insights & Analytics team with access to sensitive data
•All members of the Business Operations Department with access to sensitive data
•All members of the Strategy Department, if any
•Administrative assistants of all persons on this Schedule I

SCHEDULE II

INDIVIDUALS SUBJECT TO SECTION 16 REPORTING AND LIABILITY PROVISIONS
(As updated by the Chief Legal Officer on February 11, 2025

1. DIRECTORS

Name	Title(s)
Brooke Nakatsukasa	Director
Otto Berkes	Director
Rod Aliabadi	Director
Martin Taylor	Director
Michael Fosnaugh	Director
Jill Putman	Director
Bridgette Heller	Director
Christina Lema	Director
Robert Lord	Director
Lisa Utzschneider	Director

2. OFFICERS (including officers who are also directors)

Name	Title(s)
Lisa Utzschneider	Director and Chief Executive Officer
Jill Putman	Interim Chief Financial Officer
Alexis Gil	Chief Accounting Officer

FORM OF ACKNOWLEDGEMENT
OF
INSIDER TRADING POLICY FOR EMPLOYEES, OFFICERS AND DIRECTORS

I have received and read the Integral Ad Science Holding Corp. Insider Trading Policy. I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to my position with Integral Ad Science Holding Corp. I agree to comply with the Policy.

If I have questions concerning the meaning or application of the Policy, any other Integral Ad Science Holding Corp. policies or procedures, or the legal and regulatory requirements applicable to my position with Integral Ad Science Holding Corp., I know that I can consult with Integral Ad Science Holding Corp.’s Chief Legal Officer, knowing that my questions will be maintained in confidence, consistent with applicable law.

Print Name

Signature

Date

Please sign and return this form to the Human Resources Department.

FORM OF ACKNOWLEDGEMENT OF INSIDER TRADING POLICY
FOR OUTSIDE PERSONNEL

I have read the Integral Ad Science Holding Corp Insider Trading Policy. I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to my consulting services for Integral Ad Science Holding Corp. I agree to comply with the Policy.

If I have questions concerning the meaning or application of the Policy, any applicable Integral Ad Science Holding Corp. policies or procedures, or the legal and regulatory requirements applicable to my consulting services for Integral Ad Science Holding Corp., I know that I can consult with Integral Ad Science Holding Corp.’s Chief Legal Officer, knowing that my questions will be maintained in confidence, consistent with applicable law.

Print Name

Signature

Date

Please sign and return this form to the Human Resources Department.